Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 23, 2007 on the combined financial statements of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC and Metroflag Management, LLC (“Metroflag”) for the period from January 1, 2007 through May 10, 2007 and our report dated August 13, 2007 on the combined financial statements of Metroflag as of December 31, 2006 and for each of the two years in the period ended December 31, 2006, included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-149032) and related Prospectus of FX Real Estate and Entertainment Inc. dated March 3, 2008.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 28, 2008